UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 15, 2015

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Exchange Agreements. Since August 3, 2015 (the last time Lennar Corporation (the “Company”) filed a Form 8-K, Item 3.02), the Company entered into privately negotiated agreements with holders of some of the 2.75% convertible senior notes (“2.75% Notes”) to exchange $43.3 million aggregate principal amount of 2.75% Notes for $43.6 million in cash, which is comprised of the face value plus accrued interest on those 2.75% Notes, and approximately 1.1 million shares of Class A common stock, which shares had a value equal to the amount by which the value of the shares that would be issuable upon conversion exceeds their face amount. No commissions or other remuneration was paid or given for soliciting the redemptions. Prior to August 3, 2015, the Company had exchanged $121.6 million aggregate principal amount of 2.75% Notes for $121.9 million in cash and 2.9 million shares of Class A common stock. As a result, as of the date hereof, the Company has paid and delivered approximately $165.5 million in cash and approximately 4.0 million shares of Class A common stock on exchange of $164.9 million aggregate principal amount of the 2.75% Notes.

Conversion Requests. In addition, as a result of conversion requests the Company has received since August 3, 2015 pursuant to the 2.75% Notes Indenture relating to $96.2 million aggregate principal amount of 2.75% Notes, the Company will pay and deliver approximately $96.2 million in cash, representing the face amount of the notes, and a number of shares of Class A common stock, which shares will have a value equal to the amount by which the value of the shares that are issuable upon conversion exceeds their face amount. The shares will be valued based upon the volume weighted average price of our Class A common stock during each of the 20 consecutive trading days beginning on the second trading day after the day on which the 2.75% Notes are properly surrendered for conversion. Prior to August 3, 2015, the Company paid approximately $47.2 million in cash and issued 1.2 million shares of Class A common stock upon conversion of $47.2 million aggregate principal amount of 2.75% Notes.

The 2.75% Notes were originally issued on November 10, 2010 and are currently convertible, pursuant to the terms of the Indenture governing the 2.75% Notes, into cash, shares of Class A common stock or a combination of both, at the Company’s election. Holders may convert the 2.75% Notes at the conversion rate of 45.1794 shares of Class A common stock per $1,000 principal amount, which is equivalent to a conversion price of approximately $22.13 per share of Class A common stock. The Company issued the Class A common stock on exchange or conversion of the 2.75% Notes in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2015		Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer